SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]  Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             TOMPKINS TRUSTCO, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                             [COMPANY LOGO OMITTED]


                                                                  April 11, 2003

                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

                  TO THE STOCKHOLDERS OF TOMPKINS TRUSTCO, INC.


     The annual meeting of stockholders (the "Meeting") of Tompkins Trustco, Inc. ("Tompkins" or the "Company") will be held on Monday, May 12, 2003 at 5:30 p.m., at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, New York, for the following purposes:

     1. To elect four (4) directors for a term of three (3) years expiring in the year 2006;

     2. To consider and act upon a proposal to amend the Tompkins Trustco, Inc. Stock Option Plan of 2001 to increase the number of shares of Common Stock reserved for issuance thereunder from 350,000 shares of Common Stock, having a $0.10 par value per share, to 850,000 shares of Common Stock, having a $0.10 par value per share; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 28, 2003 as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record at the close of business on that date are entitled to vote at the Meeting.

     A stockholder's information meeting will be held at 11:00 a.m. on Wednesday, May 14, 2003, for our stockholders in the Castile area at the Batavia Party House, Batavia, New York.

     A stockholder's information meeting will be held at 6:00 p.m. on Wednesday, May 21, 2003, for our stockholders in the Mahopac area at the Mahopac Golf Club, Mahopac, New York.

     Enclosed with this notice are the attached proxy statement, a proxy card and return envelope, instructions for voting by telephone or via the Internet, the Annual Report on Form 10-K, and the Company's 2002 Corporate Report to stockholders.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to read and carefully consider the attached proxy statement. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed proxy card without delay in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of Tompkins prior to the Meeting, or by attending the Meeting and filing a written notice of revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.

     By Order of the Board of Directors,


     /s/ JAMES J. BYRNES                    /s/ JOSEPH H. PERRY
     ----------------------------------     ----------------------------------
     James J. Byrnes                        Joseph H. Perry
     Chairman & Chief Executive Officer     Senior Vice President & Corporate
                                            Secretary



               P.O. BOX 460, ITHACA, NEW YORK 14851 (607) 273-3210

                      [This Page Intentionally Left Blank]

                             [COMPANY LOGO OMITTED]


                                 PROXY STATEMENT


             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2003

     This proxy statement is being mailed to stockholders on or about April 11, 2003 in connection with the solicitation by the Board of Directors of TOMPKINS TRUSTCO, INC. ("Tompkins" or the "Company") of proxies to be used at the annual meeting of stockholders (the "Meeting") of the Company to be held at 5:30 p.m. on Monday, May 12, 2003 and any adjournment thereof.

VOTING

     Only stockholders of record at the close of business on March 28, 2003 will be entitled to vote. On March 28, 2003, there were 7,361,265 shares of common stock of the Company, par value $0.10 per share (the "Common Stock"), outstanding. Unless otherwise noted, all share numbers and share prices reflected in this proxy statement have been adjusted for the effect of stock splits. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Meeting.

     Shares covered by any proxy that is properly executed and received prior to the close of business on the day of the Meeting will be voted and, if the stockholder who executes such proxy shall specify therein how such shares shall be voted on such proposals, the shares will be voted as so specified. Executed proxies with no instructions will be voted "FOR" each proposal for which no instruction is given. It is not anticipated that any matters other than as set forth in the Notice of Annual Meeting will be brought before the Meeting, but the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on any such matters that may come before the Meeting in accordance with the judgment of the person or persons acting under the proxy.

     The presence of a stockholder at the Meeting will not automatically revoke the stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by: (1) delivering to the Corporate Secretary a written notice of revocation prior to the Meeting, (2) delivering to the Corporate Secretary a duly executed proxy bearing a later date, or (3) attending the Meeting and filing a written revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the conduct of business at the Meeting, and in the event there are not sufficient votes on any matter, the Meeting may be adjourned. Directors shall be elected by a plurality of the eligible votes cast and such other business, whether or not set forth in this proxy statement, as may properly come before the Meeting, will be determined by a majority of the eligible votes cast. Abstentions, in person or by proxy, and broker non-votes shall be counted toward a quorum, but abstentions and broker non-votes are not deemed to be votes cast and therefore have no effect on the outcome of the vote, which requires either a plurality or majority of the "votes cast," depending upon the proposal. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast. Accordingly, votes withheld will have a negative impact on the outcome of the vote.

SOLICITATION OF PROXIES

     The total cost of solicitation of proxies in connection with the Meeting will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company [references herein to the "Company" include its subsidiaries, Tompkins Trust Company ("Trust Company"), The Bank of Castile, Mahopac National Bank, and Tompkins Insurance Agencies, Inc. ("Tompkins Insurance") as the context may require] may solicit proxies for the Meeting personally or by telephone or electronic communication without additional remuneration. The Company will also provide brokers and other record owners holding shares in their names or in the names of nominees, in either case which are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. Although the Company has not yet retained a proxy soliciting firm to aid in the solicitation of proxies for the Meeting, it may do so at any time prior to the Meeting or any adjournment thereof. In such event, the Company will pay the fees and expenses of any such proxy solicitation firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information with respect to the beneficial ownership of Common Stock of the Company as of March 28, 2003 by (i) the chief executive officer and each other executive officer included in the Summary Compensation Table (ii) each director of the Company,
(iii) all executive officers and directors of the Company as a group, and (iv) to the knowledge of the Company, all beneficial owners of five percent or more of the Common Stock of the Company. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the outstanding shares of Common Stock beneficially owned:

                                                             Common Stock
                                                          Beneficially Owned
                                                          ------------------
                                                                      Percent of
                                                        Number of    Outstanding
Names                                                    Shares       Shares(1)
--------------------------------------------------------------------------------
Director and Executive Officers
   John E. Alexander+                                   12,347 (2)         **
   James J. Byrnes*+                                    71,491 (3)         **
   Brenda L. Copeland*                                  57,754 (4)         **
   James W. Fulmer*+                                    67,925 (5)         **
   Stephen E. Garner*                                   22,385 (6)         **
   Reeder D. Gates+                                     83,537 (7)       1.12
   William W. Griswold+                                  4,439 (8)         **
   James R. Hardie+                                     64,900 (9)         **
   Edward C. Hooks+                                      4,955 (10)        **
   Bonnie H. Howell+                                     4,321 (11)        **
   Hunter R. Rawlings, III+                              1,593 (12)        **
   Thomas R. Salm+                                       2,732 (13)        **
   Michael H. Spain+                                    94,093 (14)      1.26
   William D. Spain, Jr.+                               94,240 (15)      1.26
   Donald S. Stewart*                                   45,267 (16)
   Craig Yunker+                                         7,839 (17)        **
   All directors and executive
      officers as a group (23 persons)                 734,110           9.82

Investment Services Division of the Trust Company in the fiduciary capacity indicated:

   Executor, Trustee or Co-Trustee                   1,363,917 (18)     18.24

   Trustee for the Tompkins Trustco
     Employee Stock Ownership Plan                     535,250 (18)      7.16

   Agent or Custodian                                  207,360 (18)      2.77

   --------------------------
   *  Named Executive Officer
   +  Director of the Company
   ** Less than 1 percent

(1) The number of shares of Common Stock deemed outstanding includes: (i) 7,361,265 shares of Common Stock outstanding as of March 28, 2003 and (ii) 89,000 shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next 60 days.

(2) Includes 1,122 shares owned by the spouse of Mr. Alexander and 1,137 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(3) Includes 16,623 shares held in the Company's Employee Stock Ownership Plan and 22,500 shares issuable upon the exercise of exercisable stock options.

(4) Includes 9,399 shares held in the Company's Employee Stock Ownership Plan and 540 shares owned by the spouse of Ms. Copeland. Ms. Copeland ceased to be an employee of the Company effective January 21, 2003.

(5) Includes 8,787 shares held in the Company's Employee Stock Ownership Plan, 1,020 shares owned by the spouse of Mr. Fulmer and 490 shares held as Custodian, under the Uniform Transfers to Minors Act, for his children, and 7,500 shares issuable upon the exercise of exercisable stock options.

(6) Includes 1,150 shares held in the Company's Employee Stock Ownership Plan and 20,550 shares issuable upon the exercise of exercisable stock options.

(7) Includes 64,882 shares held in the R. D. Gates, Ltd. Employee Profit Sharing Fund, 1,988 shares owned by the spouse of Mr. Gates and 1,059 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(8) Includes 1,262 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(9)  Includes 188 shares held in the Company's Employee Stock Ownership Plan.

(10) Includes 198 shares held by his son and 1,056 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(11) Includes 761 shares held in trust for Ms. Howell pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(12) Includes 948 shares held in trust for Mr. Rawlings pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(13) Includes 581 shares owned by the spouse of Mr. Salm and 1,186 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(14) Includes 63,090 shares held by W. D. Spain & Sons Limited Partnership of which Mr. Spain is a 20 percent owner and General Partner and 138 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(15) Includes 63,090 shares held by W. D. Spain & Sons Limited Partnership of which Mr. Spain is a 20 percent owner and General Partner and 218 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(16) Includes 9,592 shares held in the Company's Employee Stock Ownership Plan, 8,025 shares issuable upon the exercise of exercisable stock options and 10,516 shares owned by the spouse of Mr. Stewart.

(17) Includes 620 shares owned by Mr. Yunker's sons and 290 shares held in trust pursuant to the Company's 1996 Stock Retainer Plan for Non-Employee Directors. Directors have no voting or investment power with respect to such shares.

(18) As of March 28, 2003, Tompkins Investment Services (a division of the Trust Company) held 1,571,277 shares of Common Stock of the Company, representing
     21.02 percent of the issued and outstanding shares of Common Stock. Of such shares, 1,363,917 shares are held in a fiduciary capacity as Executor, Trustee or Co-Trustee. Where the Trust Company is sole executor or trustee, such shares will be voted only if the legal instrument provides for voting the stock at the direction of the donor or a beneficiary and such direction is in fact received. When acting in a co-fiduciary capacity, such shares will be voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Of the 1,571,277 shares mentioned above, 535,250 shares, or 7.16 percent of the outstanding shares, are held by the Tompkins Trustco, Inc. Employee Stock Ownership Plan, for which all shares have been allocated to participant accounts. Individual plan participants vote these shares. In addition, 207,360 shares are held as Agent or Custodian with the voting power retained by the owner. Such shares represent 2.77 percent of the Common Stock outstanding.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     One of the purposes of the Meeting is the election of four directors for a term of three years expiring in the year 2006. The bylaws of the Company provide that the stockholders elect directors to serve a three-year term to succeed those directors in the class whose terms of office expire at the Meeting or for a shorter period as the Board of Directors determines for the purposes of equalizing the classes of directors.

     The persons named in the proxy to represent stockholders at the Meeting are: JOSEPH H. PERRY of Ithaca, N.Y. and LINDA M. CARLTON of Lansing, N.Y. They will vote proxies as directed and in the absence of instructions, will vote the shares represented by the proxies in favor of the election of nominees named below. If any one or more of such nominees should become unavailable for election by reason of death, or unexpected occurrence, they will vote the shares for the election of such substitute nominees as the Board of Directors may propose. In no event will the Board of Directors propose to elect a number of directors in excess of the number of directors proposed in this proxy statement.

     The following table sets forth each nominee and continuing director's name, age, the year he or she first became a director and the year in which such term will expire. Biographies of the nominees and the directors continuing in office follow the table. Unless otherwise indicated, all Directors have been employed in their current positions for at least five years.

                                                         Year First
                                                           Elected       Term to
Name                                            Age       Director       Expire
--------------------------------------------------------------------------------
Board Nominees For Terms To Expire In 2006
--------------------------------------------------------------------------------
   James W. Fulmer                               51         2000           2006
   William W. Griswold                           45         1996           2006
   James R. Hardie                               60         2001           2006
   Thomas R. Salm                                62         1981           2006

--------------------------------------------------------------------------------
Directors Continuing In Office
--------------------------------------------------------------------------------
   James J. Byrnes                               61         1989           2004
   Reeder D. Gates                               57         1985           2004
   Bonnie H. Howell                              55         1982           2004
   Michael H. Spain                              45         2000           2004
   William D. Spain, Jr.                         51         2000           2004

   John E. Alexander                             50         1993           2005
   Edward C. Hooks                               53         1990           2005
   Hunter R. Rawlings, III                       58         1996           2005
   Craig Yunker                                  52         2000           2005

James W. Fulmer has served as President and a Director of the Company since 2000. He has served as a Director of The Bank of Castile since 1988 and as its Chairman since 1992. Effective December 18, 2002, he assumed the additional responsibilities of President and Chief Executive Officer of The Bank of Castile. Mr. Fulmer has served as a Director of Mahopac National Bank since 1999, and as Chairman of Tompkins Insurance since January 1, 2001. He served as the President and Chief Executive Officer of Letchworth Independent Bancshares Corporation from 1991 until the merger with the Company in 1999. Mr. Fulmer also served as the Chief Executive Officer of The Bank of Castile from 1996 through April 2000. He serves on the boards of the Erie & Niagara Insurance Association, the Cherry Valley Cooperative Insurance Company, and the Monroe Title Insurance Association.

William W. Griswold has served as a Director of the Company and the Trust Company since 1996. He is President, Chief Executive Officer, and a Director of both the Ontario Telephone Company, Inc. and the Trumansburg Telephone Company where he has been employed since 1979.

James R. Hardie was elected a Director of the Company effective February 1, 2001. He was President of Austin, Hardie, Wise Agency, Inc. from 1974 until January 1, 2001, when he became President, Chief Executive Officer and a Director of Tompkins Insurance, a wholly-owned subsidiary of the Company. Effective January 1, 2003, Mr. Hardie's role as Chief Executive Officer was assumed by David S. Boyce. Mr. Hardie became Vice Chair of the Board of Tompkins Insurance, effective August 1, 2002.

Thomas R. Salm has served as a Director of the Trust Company since 1981 and of the Company since 1995. Mr. Salm was Vice President for Business Affairs at Ithaca College until his retirement on August 31, 2002.

James J. Byrnes has been the President and Chief Executive Officer and a Director of the Trust Company since 1989. Mr. Byrnes has also served as the Chairman of the Board of Directors since 1992. He was elected to serve in the same capacities for the Company in 1995. On January 25, 2000, Mr. Byrnes' role as President of the Company was assumed by James W. Fulmer. Mr. Byrnes also serves as a Director of Mahopac National Bank and Tompkins Insurance. Effective January 1, 2003, Mr. Byrnes' role as President and Chief Executive Officer of the Trust Company was assumed by Stephen E. Garner.

Reeder D. Gates has served as a Director of the Trust Company since 1985 and of the Company since 1995. Mr. Gates is President of R. D. Gates, Ltd., a company engaged in community pharmacies.

Bonnie H. Howell has served as a Director of the Trust Company since 1982 and as Vice Chair of the Board of Directors since 1992. She was elected to serve in the same capacities for the Company in 1995. Ms. Howell was President and Chief Executive Officer of Cayuga Medical Center at Ithaca until her retirement on December 31, 2002. She also serves as a Director of the Medical Liability Mutual Insurance Company.

Michael H. Spain has served as a Director of Mahopac National Bank since 1992 and of the Company since 2000. He is President and Owner of the Spain Agency, an insurance agency located in Mahopac, New York.

William D. Spain, Jr. has served as a Director of the Company since 2000. He has served as a Director of Mahopac National Bank since 1991 and as Chairman of Mahopac National Bank since 2000. He has been the Managing Partner of Spain & Spain, PC, a law firm in Mahopac, New York, since 1983.

John E. Alexander has served as a Director of the Trust Company since 1993 and of the Company since 1995. He is President of The CBORD Group, Inc., a computer software company.

Edward C. Hooks has served as a Director of the Trust Company since 1990 and of the Company since 1995. He is an attorney and a partner of Harris Beach LLP, the firm that is General Counsel to the Company.

Hunter R. Rawlings, III has served as a Director of the Company and the Trust Company since 1996. He is the 10th President of Cornell University. Dr. Rawlings was previously President of the University of Iowa.

Craig Yunker has served as a Director of The Bank of Castile since 1991 and of the Company since 2000. He is the Managing Member of CY Farms, LLC.

BOARD OF DIRECTORS

     The Board of Directors of Tompkins held four regular meetings during the year ended December 31, 2002. Each director attended 75 percent or more of the aggregate number of meetings of the Board of Directors of Tompkins and meetings of the committees of which such director was a member.

     Directors who are not otherwise employed by the Company are paid $650 for each meeting of the Board of Directors that is attended and $275 for each committee meeting attended (collectively, the "Meeting Fees"). Directors who are not otherwise employed by the Company and chair a committee of the Board of Directors also receive an annual stipend of $1,000 (the "stipend"). Meeting Fees are paid quarterly, and annual stipends are paid at year end. Pursuant to the 1996 Stock Retainer Plan for Non-Employee Directors, as amended (the "Retainer Plan"), which was approved by the Company's stockholders on April 24, 1996, the non-employee directors of the Company are issued shares of Common Stock in the Company, in lieu of cash, as payment of their Meeting Fees and, as applicable, their stipend. Each Director participating in the Retainer Plan may elect to defer receipt of the stock retainer. Aggregate fees paid by the Company to the nine non-employee Directors in 2002 for Meeting Fees and stipends were $32,800. For the year ended December 31, 2002, 1,148 shares of Common Stock were issued to non-employee directors, or placed in a trust account with respect to deferred shares, for services on the Tompkins board.

     Director Howell does not receive the fees described above, but instead receives an annual retainer for her services as Vice Chair of the Board of Directors of Tompkins. The annual retainer paid to her in 2002 was $22,500. A portion of this retainer was paid in the form of 69 shares of Common Stock, which were deferred and placed in a trust account pursuant to the Retainer Plan.

     Directors who are salaried employees of the Company are not compensated for their service on the Tompkins board or any board committee.

COMMITTEES OF THE BOARD OF DIRECTORS

     As of December 31, 2002, Tompkins had a standing
Executive/Compensation/Personnel Committee, Audit/Examining Committee, Nominating Committee, and Pension Administration Committee.

     The Executive/Compensation/Personnel Committee held three meetings during 2002, and its members at the close of business on December 31, 2002 were: Bonnie
H. Howell, Chair; Reeder D. Gates; William W. Griswold, Thomas R. Salm, Craig Yunker, and as an alternate, Edward C. Hooks. For a description of this committee, see "Report of the Executive/Compensation/Personnel Committee of the Board of Directors" in this proxy statement.

     The Audit/Examining Committee held four meetings during 2002, and its members at the close of business on December 31, 2002 were: William W. Griswold, Chair, John E. Alexander, Thomas R. Salm, and as an alternate, Bonnie H. Howell. For a description of this committee, see "Report of the Audit/Examining Committee of the Board of Directors" in this proxy statement.

     The Nominating Committee held one meeting during 2002, and its members at the close of business on December 31, 2002, were: John E. Alexander, Chair, and Bonnie H. Howell. The Nominating Committee recommended to the Board of Directors nominees for election as directors. The committee will consider recommendations from stockholders if submitted in a timely manner and will apply the same criteria to all persons being considered.

     The Pension Administration Committee held three meetings during 2002, and its members at the close of business on December 31, 2002, were: James J. Byrnes, Chair, Hunter R. Rawlings, III and Thomas R. Salm. The Pension Administration Committee administers the Tompkins Trustco, Inc. Retirement Plan and the Tompkins Trustco, Inc. Deferred Compensation Plan for Selected Officers.

EXECUTIVE COMPENSATION

The following Report of the Executive Compensation/Personnel Committee and the performance graph included elsewhere in this proxy statement do not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Executive/Compensation/Personnel Committee of the Board of Directors

     The Executive/Compensation/Personnel Committee (the "Compensation Committee") for 2002 was composed of five outside directors plus an alternate. Among its duties, the Compensation Committee is responsible for monitoring the compensation of the Company's executive officers. A goal of the Compensation Committee is to maintain executive compensation that is fair and reasonable, given the size, nature and performance goals of the Company. The Compensation Committee also strives to see that compensation and benefits are competitive in order to attract and retain qualified management. The financial services industry is increasingly competitive and the Board believes that strong management is essential for continuing the Company's record of strong financial performance.

     The Compensation Committee regularly surveys compensation practices, base salary and total compensation, including incentives, in the banking industry. In 2002, the Compensation Committee utilized the Ben S. Cole Financial Inc. and the IBANYS compensation surveys which provide comparable information regarding the three compensation components used by the Company to motivate executive performance, namely annual base salary, incentive bonuses and equity-based incentive compensation. Based upon these surveys, the Compensation Committee believes the Company's compensation practices are appropriate, given the Company's strong operating results.

     The chief executive officer and each executive officer (the "Named Executive Officers") included in the Summary Compensation Table has an annual base salary at a level the Compensation Committee believes is comparable to companies in the commercial banking industry with similar marketplace geography and demographics. In addition to base salary, each of the Named Executive Officers participated in an executive bonus plan in 2002. Corporate performance is measured by the Company's strategic and financial performance in the fiscal year, with particular emphasis on earnings per share growth and return on shareholders' equity for the year. Although the Compensation Committee considers year-to-year changes in stock price in its evaluation of corporate performance, the Committee does not emphasize this criteria because they do not believe that short-term fluctuations in stock price necessarily reflect the underlying strength or future prospects of the Company. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. As reported in the Summary Compensation Table, the salary, bonus, and other compensation of the Named Executive Officers reflect the Company's strong results.

     While the Compensation Committee recognizes that the Company can exert very little influence on short-term fluctuations in stock price, the Compensation Committee does believe that long-term stock price appreciation reflects achievement of strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of stockholders through the equity-based component of its compensation program. Stock options are granted periodically to key employees at a price equal to the fair market value on the date of the grant. Awards are based on the performance of those employees and their anticipated contributions to the achievement of strategic goals and objectives. In addition to stock options, employees of the Company, including the Named Executive Officers, may be awarded Common Stock through the profit sharing component of the Tompkins Trustco Inc. Employee Stock Ownership Plan.

Members of the Compensation Committee
Bonnie H. Howell, Chair                  Reeder D. Gates    William W. Griswold
Thomas R. Salm                           Craig Yunker       Edward C. Hooks, Alternate

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee as of the date of this proxy statement is or has been an officer or employee of the Company. Director Griswold is the vice president and a director of Finger Lakes Technologies Group, Inc., a wholly-owned subsidiary of Ontario Telephone Company, Inc. and Trumansburg Telephone Company, Inc. Mr. Griswold serves as President, Chief Executive Officer and as a Director Ontario Telephone Company, Inc. and Trumansburg Telephone Company, Inc. The Company has purchased telecommunication, network, and computer equipment and services from Finger Lakes Technologies Group, Inc. and telephone service from the Trumansburg Telephone Company, Inc. In 2002, the Company paid Finger Lakes Technologies Group, Inc. an amount equal to $186,821 and the Trumansburg Telephone Company, Inc. an amount equal to $11,745.



                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid by the Company for each of the fiscal years ended December 31, 2002, 2001 and 2000 to (i) the Company's Chief Executive Officer, (ii) the three other most highly compensated individuals (based on total salary and bonus for the last completed fiscal year) who were serving as executive officers at the end of the fiscal year ended December 31, 2002, and whose compensation exceeded $100,000, and (iii) an individual who would constitute one of the most highly compensated executive officers (other than the Chief Executive Officer) but for the fact that she was not serving as an executive officer at the end of the last completed fiscal year.

                                                                                            Long-Term
                                             Annual Compensation                          Compensation
Name and                      ---------------------------------------------------------------------------------
Principal                                                       Other Annual                       All Other
Position                      Year    Salary(1)    Bonus(2)    Compensation(3)    Options(#)    Compensation(4)
---------------------------------------------------------------------------------------------------------------
JAMES J. BYRNES               2002    $375,000     $150,000       $424,660              -0-        $ 39,875
Chairman of the Board,        2001     346,500      150,000        456,026          10,000           34,520
President & Chief             2000     330,000      140,000          7,404              -0-          42,900
Executive Officer

JAMES W. FULMER               2002    $199,000     $ 65,000       $  5,224              -0-        $ 19,779
President of the Company      2001     189,000       60,000          6,507              -0-          28,345
& Chairman of the Board       2000     174,000       57,000          3,792          30,000           16,320
of The Bank of Castile

STEPHEN E. GARNER             2002    $197,000     $ 60,000       $ 92,600          10,000         $ 23,725
President & CEO               2001     187,000      104,000          2,794           5,000           20,800
Mahopac National Bank         2000     177,000       91,250          1,780              -0-           5,276

BRENDA L. COPELAND(5)         2002    $170,000           -0-            -0-             -0-        $406,130
President & CEO of            2001     162,000       45,000          2,425              -0-          18,800
The Bank of Castile           2000     152,000       40,000          1,671          25,000            8,672

DONALD S. STEWART             2002    $143,000     $ 43,000       $ 13,878           6,000         $ 15,675
Executive Vice President &    2001     137,000       38,000         14,139              -0-          16,492
Senior Trust Officer          2000     131,000       36,000         10,556           6,000           17,030


(1) Includes Directors fees for Mr. Fulmer's service on the boards of The Bank of Castile and Mahopac National Bank, for Ms. Copeland's service on the board of The Bank of Castile and for Mr. Garner's service on the board of Mahopac National Bank.

(2) These amounts represent cash awards for performance bonuses, as well as any such bonuses deferred under the Tompkins Trust Company Deferred Compensation Plan for Selected Officers.

(3) Includes amounts for cost of applicable life insurance, club dues and use of company vehicle or reimbursement for use of personal vehicle, as well as any value realized as a result of stock options exercised during the year. For Mr. Garner, this amount includes moving allowances paid in 2002.

(4) Includes amounts paid pursuant to the Profit Sharing Plan including amounts matched on salary deferral pursuant to the Company's Investment and Stock Ownership Plan. For Ms. Copeland, includes monies accrued as a part of a Retirement Package effective January 21, 2003.

(5) Ms. Copeland was President and Chief Executive Officer of The Bank of Castile until December 18, 2002.

BENEFIT PLANS

Employment Arrangements

     The Company has an agreement with James J. Byrnes, Chairman and Chief Executive Officer, which provides for severance payments equal to approximately three times his annualized tax-includable compensation under certain circumstances. This agreement would be operable should certain events take place which seek to effect a "change of control" (as defined in the agreement) of the Company. Payments would be due to Mr. Byrnes in the event of his termination (as defined in the agreement) within two years of a change of control.

     In connection with the merger of Letchworth Independent Bancshares Corporation ("LIBC") with and into Tompkins, the Company assumed all of LIBC's obligations under its employment agreements with James W. Fulmer and Brenda L. Copeland, respectively. During 2002, Mr. Fulmer served as the President of Tompkins and the Chairman of the Board of Directors of The Bank of Castile. Pursuant to the terms of the agreement, as amended, each year the term of Mr. Fulmer's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three (3) years. In the event that the Company terminates the employment agreement without "cause," as that term is defined in the agreement, the Company is required to pay Mr. Fulmer, as severance pay, his annual compensation plus all fringe benefits for a period of three (3) years from the date of such termination.

     Effective January 21, 2003, Brenda L. Copeland retired from The Bank of Castile. In connection therewith, the Company accrued monies in 2002 for her retirement package. The total is included under All Other Compensation in the Summary Compensation Table.

     Stephen E. Garner has an employment agreement with the Company. Each year, the term of Mr. Garner's employment agreement is automatically extended for an additional year so that the term of the employment agreement is always three (3) years. In the event that the Company terminates the employment agreement without "cause," as that term is defined in the agreement, the Company is required to pay Mr. Garner, as severance pay, his annual compensation for a period of eighteen (18) months from the date of such termination. In addition, in the event that the Company terminates the employment agreement without "cause" as a result of a "Significant Event," as that term is defined in the agreement, the Company is required to pay Mr. Garner, as severance pay, his annual compensation for the remainder of the then current three (3) year term of the employment agreement.



Life Insurance

     Life insurance benefits are provided to certain officers of the Company. The Company has entered into life insurance contracts for the respective executives. These insurance contracts are carried at cash surrender value on the consolidated statements of condition. Increases in the cash surrender value of the insurance are reflected as noninterest income, and the related mortality expense is recognized as other employee benefits expense in the consolidated statements of income.

Stock Option Plan

     General. During 2002, the Company maintained a stock option plan as a vehicle to encourage the continued employment of key employees of the Company and its subsidiaries, and to align their interests with those of the Company's stockholders by facilitating their purchase of a stock interest in Tompkins. Management believes that an incentive stock option plan is in the best interests of the Company and its stockholders since it will enhance the Company's ability to continue to attract and retain qualified directors, officers and other key employees.

     Options Granted During 2002. During 2002, the Company issued options to acquire 162,000 shares of its Common Stock at a purchase price of $42.90 per share. The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 2002, to the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year. In fact, the Company has never granted any stock appreciation rights.

--------------------------------------------------------------------------------------------------------------------
                                                                               Potential Realizable Value at Assumed
                                                                                    Annual Rates of Stock Price
                             Individual Grants                                    Appreciation For Option Term(2)
                             -----------------

--------------------------------------------------------------------------------------------------------------------

                     Number of         % of Total    Exercise
                     Securities        Options       Price                             5%                 10%
                     Underlying        Granted in    Per         Expiration
                     Option Granted    Fiscal        Share       Date                 ($)                 ($)
Name                                   Year(1)       ($/SH)
--------------------------------------------------------------------------------------------------------------------
Donald S. Stewart         6,000           3.70         42.90      9/30/2012         161,877             410,229
--------------------------------------------------------------------------------------------------------------------
Stephen E. Garner        10,000           6.17         42.90      9/30/2012         269,796             683,716
--------------------------------------------------------------------------------------------------------------------

(1) Based on an aggregate of 162,000 options granted in the fiscal year ended December 31, 2002 to employees of the Company, including the Named Executive Officers.

(2) The potential realizable value is calculated based on the term of the option at its time of grant and illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified annual compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. There can be no assurances that the amounts reflected in this table will be achieved.

     Outstanding Options of Named Executive Officers. The following table shows the aggregate number of options outstanding as of December 31, 2002 for each of Named Executive Officers, and for all executive officers of the Company as a group.

                                Number of Options           Average Price Per
Name                               Outstanding            Option Outstanding (1)
--------------------------------------------------------------------------------
James J. Byrnes                       32,500                     $24.950
James W. Fulmer                       30,000                     $26.625
Stephen E. Garner                     35,550                     $29.310
Brenda L. Copeland                    25,000                     $26.625
Donald S. Stewart                     18,525                     $28.06
All executive officers
  as a Group                         211,350                     $30.49 (2)
--------------------------------------------------------------------------------
(1) This price represents the weighted average of the fair market value, as that term is defined in the option plan, of the Common Stock of the Company on the date that the options were granted.

(2) This price represents a weighted average of the exercise price of all of the options currently outstanding to all executive officers of the Company.

     Options Exercised and Value for 2002. During 2002, 53,578 options were exercised under the option plan, including the exercise by Mr. Byrnes of 18,000 options and the exercise by Mr. Stewart of 340 options. Subsequent to her retirement, Ms. Copeland exercised 5,904 options in February 2003.

     The following table shows the number of options exercised and the value of "in-the-money" options exercised by each of the Named Executive Officers during 2002, as well as the breakdown between options granted to each individual that were exercisable and unexercisable as of December 31, 2002, and the potential value of "in-the-money" options, both exercisable and unexercisable, as of December 31, 2002. "In-the-money" options are those options where the fair market value of the Company's Common Stock as of the close of the fiscal year was in excess of the Named Executive Officer's price established on the grant date. This value is only realized by the executive when the option is exercised and will fluctuate with changes in the price for the Company's Common Stock after the close of the fiscal year.

                                                                                Value of
                                                           Number of          Unexercised
                                                          Unexercised        In-the-Money
                                                            Options             Options
                                                        at Year-End (#)     at Year-End ($)
                     Shares Acquired        Value         Exercisable/       Exercisable/
Name                 on Exercise (#)    Realized ($)     Unexercisable     Unexercisable (1)
--------------------------------------------------------------------------------------------
James J. Byrnes          18,000           $416,183       22,500/10,000     $558,749/$ 63,500
James W. Fulmer               0                  0        7,500/22,500     $131,062/$393,187
Stephen Garner                0                  0       20,550/15,000     $491,844/$ 43,750
Brenda Copeland               0                  0        6,250/18,750     $109,219/$327,656
Donald S. Stewart           340           $  7,417        8,397/10,500     $193,218/$ 85,838


(1) The average price for the Company's Common Stock on the American Stock Exchange on December 31, 2002, the last trading day of the year, was $44.10 per share.

     No assurances can be given relating to the dilutive effect that the stock option plans, or options granted thereunder, may have on the outstanding Common Stock.

Deferred Profit-Sharing Plan

     During 2002, the Company had an Investment and Stock Ownership Plan (the "ISOP") that covered substantially all employees of the Company. The ISOP has an employee funded 401(k) component. Pursuant to the plan, the Company will match 100% of an employee's contribution up to 3% of the employee's base pay, and match 50% of an employee's additional contribution to the ISOP up to 2% of the employee's base pay. In addition, the ISOP has an employer-funded profit-sharing component. Profit sharing contributions are determined by the Board of Directors and were limited to a maximum amount as stipulated in the ISOP. This plan allows employees to elect to defer a portion of their profit sharing component (which deferral is not eligible for matching by the Company), or to receive cash. Amounts contributed for the accounts of the Named Executive Officers are included in the Summary Compensation Table.

     During 2002, the Company also had the Tompkins Trustco, Inc. Employee Stock Ownership Plan (the "ESOP") that covered substantially all employees of the Company. The purpose of the ESOP is to provide a discretionary profit sharing contribution to the plan in order to facilitate stock ownership by employees. Contributions are determined by the Board of Directors and are limited to a maximum amount as stipulated in the ESOP. Amounts accrued for the accounts of the Named Executive Officers are included in the Summary Compensation Table.


Retirement Plan

     During 2002, the Company had a non-contributory pension equity plan, the Tompkins Trustco, Inc. Retirement Plan, that covered substantially all employees of the Company. The assets of the pension plan are held in a separate trust and administered by the Pension Administration Committee appointed by the Board of Directors.

     The Plan provides a retirement benefit based on "Points" defined in the Plan as a combination of age plus years of service, multiplied by "Average Final Earnings," as that term is defined in the Plan. Certain employees of the Company, including Mr. Byrnes and Mr. Stewart, are covered by the Plan's "grandfathering" provisions. Specifically, Messrs. Byrnes and Stewart are currently deemed to have 14 and 31 years of service, respectively, under the Plan.

     Under the plan normal retirement age is 65 with reduced benefit payments for early retirement following age 55 to age 65.


               TOMPKINS TRUSTCO, INC. RETIREMENT PLAN TABLE (1)

                               Years of Service
------------------------------------------------------------------------------
Average Final
Earnings             15           20           25           30           35
------------------------------------------------------------------------------
 $ 50,000.00       $ 6,142      $ 8,161      $10,544      $12,609      $15,207
 $ 75,000.00       $10,145      $13,464      $17,368      $20,747      $24,985
 $100,000.00       $14,148      $18,766      $24,193      $28,884      $34,763
 $125,000.00       $18,152      $24,068      $31,018      $37,021      $44,541
 $150,000.00       $22,155      $29,371      $37,843      $45,159      $54,319
------------------------------------------------------------------------------
 $170,000.00       $26,158      $34,673      $44,668      $53,296      $64,097
------------------------------------------------------------------------------

     (1) A "grandfathering" multiplier based on age and service as of January 1, 2001 will increase the benefits of certain Trust Company employees covered under the previous Tompkins County Trust Company Retirement Plan, including Mr. Byrnes and Mr. Stewart.

Supplemental Employee Retirement Plans

     The Tompkins Trust Company has a Supplemental Employee Retirement Plan
(SERP) covering James J. Byrnes. The SERP provides for a retirement benefit to Mr. Byrnes at age 65 equal to 50 percent of average earnings (as defined in the SERP) over the highest five consecutive years. Benefits under the SERP are reduced by payments due under the Tompkins Trustco, Inc. Retirement Plan and Social Security. Reduced benefits are payable in the event of retirement prior to age 65.

     Stephen E. Garner and certain other officers of Mahopac National Bank each have a SERP that provides for a retirement benefit at age 65 equal to 75 percent of final salary as defined in the SERP. Benefits under the SERPs are offset by payments due under the Tompkins Trustco, Inc. Retirement Plan and Social Security. Reduced benefits are payable in the event of retirement prior to age 65.

     The Bank of Castile has entered into certain executive supplemental income agreements that provide for specified deferred compensation benefits payable to certain highly compensated officers, including Mr. Fulmer and Ms. Copeland. Under these agreements, retirement benefits of up to 75 percent of the average salary during the officer's final five years of employment are due and payable to the participants. Retirement benefits under these agreements are reduced by payments due under the Tompkins Trustco, Inc. Retirement Plan and Social Security.


Deferred Compensation Plan for Selected Officers

     The Company maintains a nonqualified deferred compensation plan for a select group of employees. The plan allows participating employees to defer receipt of all or a portion of bonuses and profit sharing payments otherwise payable to them until a future date. The Deferred Compensation Plan Committee directs the investment of these monies.


Post-Retirement Life Insurance and Medical Insurance

     The Company offers post-retirement life insurance coverage to certain employees who have worked for the Company for ten years and who retire on or after age 55. Tompkins Trust Company offers post-retirement medical coverage to certain employees who have worked for the Trust Company for ten years and who retire on or after age 55. Medical coverage is contributory with contributions reviewed annually. The Trust Company assumes the majority of the cost for these benefits, while retirees share some of the cost through co-insurance and deductibles.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Except for the late filing disclosures set forth below, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

     Timing requirements for the filing of Form 4 were accelerated effective August 29, 2002. Late Form 4 filings were made during 2002 for the following officers: Donald S. Stewart, Executive Vice President, filed a Form 4 on October 30, 2002 regarding the sale of 2,125 shares of common stock from the ESOP on May 9, 2002 and the grant of incentive stock options on September 30, 2002; Richard
S. Dolge, Senior Vice President, filed a Form 4 on October 30, 2002 regarding the grant of incentive stock options on September 30, 2002; Senior Vice Presidents Robert B. Bantle, Francis M. Fetsko, Joyce P. Maglione, Joseph H. Perry and Lawrence A. Updike each filed a Form 4 on November 4, 2002 regarding the grant of incentive stock options on September 30, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and officers of the Company, members of their immediate families and companies or firms with which they are associated, were customers of, or had other transactions with, the Company in the ordinary course of business during 2002. All loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 2002, the balance of all such loans included in total loans was $1,705,000. None of the loans outstanding to directors or officers of the Company, or members of their immediate families or companies or firms with which they are associated, were nonperforming at December 31, 2002.

     Edward C. Hooks, a Director of the Company and of the Trust Company, is a partner in the law firm of Harris Beach LLP, the firm that provides legal services to the Company.

     James R. Hardie, a Director of the Company and Vice Chair of Tompkins Insurance, is a partner in a partnership that leases space to Tompkins Insurance in Attica, New York. The total amount paid to the partnership in 2002 was $36,000.

     William W. Griswold, a Director of the Company and of the Trust Company, is vice president and a director of Finger Lakes Technologies Group, Inc. a wholly-owned subsidiary of Ontario Telephone Company, Inc. and Trumansburg Telephone Company, Inc. Mr. Griswold serves as president, chief executive officer, and director of Ontario Telephone Company, Inc. and Trumansburg Telephone Company, Inc. The Company has purchased telecommunication, network, and computer equipment and services from Finger Lakes Technologies Group, Inc. and telephone service from the Trumansburg Telephone Company, Inc. In 2002, the Company paid Finger Lakes Technologies Group, Inc. an amount equal to $186,821 and the Trumansburg Telephone Company, Inc. an amount equal to $11,745.

     Michael H. Spain, a Director of the Company and Mahopac National Bank, is president and owner of the Spain Agency, an insurance agency that placed the Company's current workers compensation and statutory disability insurance coverages.

     William D. Spain, Jr., a Director of the Company and a Director and Chairman of Mahopac National Bank, is Managing Partner of Spain & Spain, PC, a firm that provides legal services to Mahopac National Bank.

STOCK PERFORMANCE GRAPH

     The following graph sets forth comparative information regarding the Company's cumulative return on its Common Stock over the five-year period ended December 31, 2002. Total shareholder return is measured by dividing cumulative dividends (assuming dividend reinvestment) plus the change in share price during the measurement period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return for the five-year period based upon an initial investment of $100 is compared to the cumulative return of the NASDAQ Stock Market (U.S. Companies) and the SNL Securities L.P. Bank Index, assuming the reinvestment of dividends. The stock prices on the performance graph are not necessarily indicative of future stock price performance.


                             [GRAPHIC CHART OMITTED]


------------------------------------------------------------------------------------------------
                                                       Period Ending
------------------------------------------------------------------------------------------------
Index                       12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
------------------------------------------------------------------------------------------------
Tompkins Trustco, Inc.        100.00      124.27      107.02      108.23      160.74      180.82
------------------------------------------------------------------------------------------------
NASDAQ - Total US*            100.00      140.99      261.48      157.42      124.89       86.33
------------------------------------------------------------------------------------------------
SNL Bank Index                100.00      108.17      104.84      123.81      125.06      114.67
------------------------------------------------------------------------------------------------

                                 PROPOSAL NO. 2

           AMENDMENT OF TOMPKINS TRUSTCO, INC. 2001 STOCK OPTION PLAN

     On March 24, 2003, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Tompkins Trustco, Inc. 2001 Stock Option Plan (the "2001 Plan"). Specifically, the Board of Directors recommends that the number of shares of Common Stock reserved for issuance thereunder be increased by 500,000 shares. As a result, the maximum number of shares of Common Stock that could be issued by the exercise of options granted under the 2001 Plan, as amended, would be 850,000 shares. All other terms of the 2001 Plan shall remain the same. The 2001 Plan, as approved on May 15, 2001 by a majority of stockholders, is set forth on Exhibit A to this proxy statement. For purposes of the discussion that follows, the "2001 Plan" shall mean the original Plan, as amended by the proposal above.

     The purpose of the 2001 Plan is to promote the interests of the Company and its stockholders by helping the Company attract and retain the best available personnel, and to furnish additional incentive to officers and key employees of Tompkins or any of the Company's subsidiaries, by encouraging such officers and key employees to acquire a proprietary interest in the Company or to increase the same.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESERVATION OF 500,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE 2001 PLAN, INCREASING TO 850,000 AS THE MAXIMUM NUMBER OF SHARES WHICH MAY BE ISSUED UPON EXERCISE OF OPTIONS GRANTED UNDER THE 2001 PLAN.

     The affirmative vote of stockholders holding at least a majority of Common Stock voting in person or by proxy at the Meeting is necessary for approval. Unless otherwise specified, proxies solicited by the Board of Directors will be voted "FOR" the adoption of the amendment to the 2001 Plan.

Summary of the 2001 Plan

     Administration. The Compensation Committee will be responsible for administering the 2001 Plan. The Compensation Committee has full authority, subject to the terms of the 2001 Plan, to make all determinations under the 2001 Plan. The Company will indemnify each member of the Board of Directors and the Compensation Committee for actions taken under the 2001 Plan.

     Incentive and Non-Statutory Stock Options. The Compensation Committee may grant Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) (the "Code") under the 2001 Plan and options which do not qualify as Incentive Stock Options ("Non-Statutory Stock Options").

     Eligibility. The persons eligible to receive options under the 2001 Plan shall be such officers and key employees and consultants of the Company and its subsidiaries, as the Compensation Committee shall select from time to time. Directors who are not otherwise officers or employees of the Company, and other "Consultants," as defined in the 2001 Plan, are eligible to receive Non-Statutory Stock Options under the 2001 Plan.

     Stock Subject to 2001 Plan. The number of shares of Common Stock of the Company which may be subject to options granted under the 2001 Plan is currently 350,000 shares. Assuming that Proposal No. 2 is approved by the stockholders, the number of shares of Common Stock of the Company which may subject to options granted under the 2001 Plan will be 850,000 shares. Shares subject to options which are no longer exercisable will be available for issuance pursuant to other options.

     Exercise Price. The 2001 Plan provides that the exercise price under each option shall be no less than 100% of the fair market value (as defined in the 2001 Plan) of the Common Stock on the day the option is granted. The exercise price of an option is to be paid in cash, or by the delivery of a certified check or a bank check payable to the order of the Company. Alternatively, an optionee may pay for such shares, in whole or in part, by the delivery of shares of Common Stock of the Company already owned by such optionee in exchange for such new shares, provided that the value of such shares so exchanged shall be determined by the value of such shares on the date of exercise.

     Non-Transferability. Options granted under the 2001 Plan generally may be exercised during the optionee's lifetime only by the optionee, and shall not be assignable or transferable by the optionee, whether voluntarily or by operation of law or otherwise, except by Will or the laws of descent and distribution.

     Exercise. The duration of each option will be ten (10) years from the date of grant. Each option, or any installment thereof, may be exercised in whole or in part, by giving written notice to the Company at its principal office, specifying the number of shares to be purchased and accompanied by the payment of the exercise price. In no event will an option be exercisable later than ten years from the date of grant of the option.

     Effect of Termination of Services. Optionees shall have the right to exercise the vested portion of any options granted under the 2001 Plan only while the optionee maintains a relationship as an employee or Consultant as the case may be, of the Company or any of its subsidiaries and has been an employee or Consultant, as the case may be, of one or more of such corporations continuously since the grant of the option, except as otherwise expressly provided in the 2001 Plan. An optionee will be eligible to participate under the 2001 Plan and will be treated as a continuing employee during the period when the optionee is on military duty, sick leave or other bona fide leave of absence if the period of such leave does not exceed ninety (90) days, or, if longer, so long as a statute or contract guarantees the optionee's right to re-employment with the Company or its subsidiary. If an optionee's employment or consulting relationship is terminated because of the optionee's death, options held by the optionee may be exercised by the person designated in the optionee's Will or by the optionee's proper legal representative for a period of twelve (12) months after the date of the optionee's death. If an optionee is an employee or consultant of the Company or a subsidiary of the Company and the termination is due to the optionee's permanent and total disability, options held by the optionee may be exercised for a period of twelve (12) months following the date of such termination. If an optionee's employment with the Company or any of its subsidiaries is terminated without cause, any such unexercised options or portion thereof may be exercised, in whole or in part, by the optionee for a period of thirty (30) days after the effective date of such termination. In the event of an optionee's termination of employment for cause, any option or options held by him or her under the 2001 Plan, to the extent not exercised before the effective date of such termination, shall immediately terminate. In the case of optionee's death or permanent and total disability, the options may be exercised only to the extent exercisable on the date of death or permanent disability. Notwithstanding any provision to the contrary, in no event is an option exercisable after the termination date specified in the option grant.

     Stock Dividends and Stock Splits. The number, kind and price of the shares subject to each outstanding option will be proportionately and appropriately adjusted in the event of any stock dividend, stock split, recapitalization, reclassification, or other similar change in the Company's outstanding securities. The number of shares of Common Stock of the Company reserved for issuance pursuant to options granted under the 2001 Plan will be adjusted by the Board of Directors for any such changes.

     Reorganization. Pursuant to the terms and conditions of the 2001 Stock Option Plan, all options granted thereunder shall have full and immediate vesting in the event that (i) the Company shall dispose of all or substantially all of its assets as an entity and thereafter dissolve, or (ii) consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, and pursuant to any such merger or consolidation (1) the Company shall not be the resulting or surviving corporation and (2) neither the Company nor the stockholders of the Company entitled to vote for the election of directors as of the date immediately preceding the effective date of said consolidation or merger, shall receive more than fifty percent (50%) of the resulting entity's voting capital stock. In the event of any merger or consolidation involving the Company pursuant to which the Company shall be the resulting or surviving corporation, any options granted under the 2001 Plan shall not be subject to full and immediate vesting.

     Term of 2001 Plan. The 2001 Plan will terminate on January 22, 2011, ten
(10) years from the date the 2001 Plan was adopted by the Board of Directors, or, if earlier, upon the purchase of all Common Stock subject to the 2001 Plan pursuant to the exercise of options granted thereunder. Any options outstanding after the termination of the 2001 Plan will remain in effect in accordance with their terms. The Board of Directors may terminate or amend the 2001 Plan, except that the Board may not, without stockholder approval, increase the number of shares of Common Stock as to which options may be granted or change the class of employees eligible to receive options under the 2001 Plan.

     Income Tax Consequences

     The following discussion summarizes certain federal income tax consequences of participation in the 2001 Plan and is based on the law as in effect on the date of this proxy statement.

     To a Participant. The grant of an option does not, by itself, result in any taxable income to an optionee. Taxable income also does not result merely because an option becomes exercisable. However, an optionee may have taxable income upon exercise of an option and may have further tax consequences upon disposition of any Common Stock purchased with the Option.

     Optionees who exercise Non-Statutory Stock realize "ordinary income" on the date of exercise equal to the difference (the "option spread") between the value of the Common Stock purchased and the exercise price. If the optionee is an employee of the Company, this income, like other wages, is subject to tax withholding.

     Any subsequent sale of Common Stock purchased under a Non-Statutory Stock may result in a capital gain or loss. Generally, gain on a sale of Common Stock held for more than 12 months is treated as "long term" gain subject to a maximum federal income tax rate of 20%. An optionee who sells the Common Stock at a loss is generally entitled to claim a capital loss, although the tax rules do not allow losses on so-called "wash sales" and sales to certain related parties (for example, a family member). The amount of gain or loss recognized on any sale will depend on the optionee's tax basis in the Common Stock. If the optionee paid the option exercise price entirely in cash, his or her tax basis is the amount of cash paid plus any ordinary income realized upon exercise. If the optionee paid part or all of the exercise price by surrendering previously acquired shares of Common Stock, his or her tax basis (and capital gains holding period) in the surrendered shares carries over dollar-for-dollar to an equivalent number of shares purchased under the option. Any additional shares purchased under the option have a tax basis equal to any cash paid upon exercise plus all the ordinary income realized upon exercise of the entire option.

     Different rules apply to options that qualify as Incentive Stock Options or ISOs. An optionee does not have ordinary income upon exercise of an ISO. However, exercise of an ISO increases alternative minimum taxable income ("AMTI") by an amount equal to the option spread. This increase may give rise to an alternative minimum tax ("AMT") liability. Whether exercise of an ISO gives rise to an AMT liability will depend on a number of factors, including the size of the option spread relative to the optionee's overall income. The rules for determining AMT liability require the optionee to compute AMTI in excess of certain exemption amounts, make certain adjustments, and then apply the AMT tax rate (maximum 20%). If the resulting tax amount is greater than the tax computed under the ordinary method, the optionee owes the AMT. An optionee who is required to pay the AMT by reason of exercising an ISO may be able to credit a portion of the AMT against regular tax liability in subsequent years.

     Shares purchased under an ISO are subject to special tax holding rules. If the optionee holds on to ISO shares for at least two years from the date the option was granted and at least one year after exercise, any subsequent sale of the shares will produce long-term capital gain or loss. However, a disposition of ISO shares within either of these special holding periods (a so-called "disqualifying disposition") will generally result in the optionee having (i) ordinary income, subject to specific calculations, in the year of the disposition and (ii) additional gain on the disposition.

     Optionee's tax basis in ISO shares (used in measuring any capital gain or loss upon a sale or exchange) will depend on a number of factors. In general, the rules for determining tax basis are the same as those described above for Non-Statutory Stock Options. However, since an optionee does not have taxable ordinary income upon exercising an ISO, his or her aggregate tax basis in ISO shares (except for AMT calculation purposes) is generally limited to the amount of cash paid plus the tax basis in any shares surrendered as part of the purchase price. On the other hand, the optionee's tax basis in ISO shares that are disposed of in a "disqualifying disposition" is increased by the amount of any ordinary income realized by reason of that disposition.

     The rules described above for ISOs assume that the optionee exercises the ISO while an employee of the Company or within three months following termination of his or her employment (one year, if termination occurred by reason of total and permanent disability). If the optionee exercises an ISO after the expiration of these periods, the option will be treated for tax purposes as a Non-Statutory Stock Option. ISOs are also treated as Non-Statutory Stock Options for tax purposes to the extent that, in the aggregate, they first become exercisable in any calendar year for shares of Common Stock having a fair market value (determined at time of grant) in excess of $100,000.

     To the Company. In general, the Company will be entitled to a deduction in connection with awards under the Plan only at such time, and in such amount, as optionees realize ordinary income in connection with the awards. Thus, in the case of an ISO, assuming there is no disqualifying disposition, the Company will not be entitled to a deduction because the optionee will not realize ordinary income. Where a transfer of Common Stock results in ordinary income subject to withholding, the Code requires satisfaction of the applicable withholding requirements as a condition to the Company's claiming its deduction.

     The Code limits to $1 million the deduction a public corporation may claim for remuneration paid to certain of its top officers, with a number of exceptions. Qualifying performance-based compensation is exempt from this deduction limitation. It is intended that stock options awarded under the 2001 Plan may qualify for this performance-based exemption except as the Board of Directors may otherwise determine.

Equity Compensation Plans

     The following table summarizes information, as of December 31, 2002, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

                                   EQUITY COMPENSATION PLAN INFORMATION

-----------------------------------------------------------------------------------------------------------
                                                                                      Number of securities
                                                                                    remaining available for
                                    Number of securities                             future issuance under
                                      to be issued upon       Weighted-average        equity compensation
                                         exercise of          exercise price of         plans (excluding
                                    outstanding options,    outstanding options,    securities reflected in
                                    warrants and rights     warrants and rights           column (a))
         Plan Category                       (a)                   (b)(2)                     (c)
-----------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders (1)           477,120                  32.10                   132,000
-----------------------------------------------------------------------------------------------------------
Equity compensation plans not
approved by security holders                     0                      0                         0
-----------------------------------------------------------------------------------------------------------
Total                                      477,120                  32.10                   132,000
-----------------------------------------------------------------------------------------------------------

(1) These plans are the Tompkins Trustco, Inc. 2001 Stock Option Plan, the Tompkins County Trustco, Inc 1998 Stock Option Plan, and the Tompkins County Trust Company 1992 Stock Option Plan.
(2) This price represents the weighted average exercise price of all outstanding options.

REPORT OF THE AUDIT/EXAMINING COMMITTEE

The following Report of the Audit/Examining Committee does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934,as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

     The Audit/Examining Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit/Examining Committee is composed of at least three non-employee Directors, all of whom are deemed independent directors under Section 121(A) of the listing standards of the American Stock Exchange (the "AMEX Standards").

     The Audit /Examining Committee operates under a written charter approved by the Board of Directors. The Audit/Examining Committee's primary duties and responsibilities are to monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of the Company's independent auditors and internal auditing department; and provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors. The Audit/Examining Committee also determines the compensation of the external auditor.

     The Audit/Examining Committee met four times during 2002 and reports to the Board on a quarterly basis. The Audit/Examining Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit/Examining Committee's meetings include, whenever appropriate, executive sessions with the Company's independent auditors and with the Company's internal auditors, in each case without the presence of the Company's management.

     The Audit/Examining Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It has direct access to the independent auditors and any employee or officer of the Company. The Audit/Examining Committee has the ability to retain, at the Company's expense and at compensation it deems appropriate, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

     Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

     In connection with these responsibilities, the Audit/Examining Committee met with management and with KPMG to review and discuss the Company's December 31, 2002 consolidated financial statements. The Audit/Examining Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and received written disclosures from KPMG required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

     Based upon the Audit/Examining Committee's discussions with management, internal audit, and KPMG and its review of the information described in the preceding paragraph, the Audit/Examining Committee recommended that the Board of Directors approve the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Members of the Audit/Examining Committee

William W. Griswold, Chair                    John E. Alexander
Thomas R. Salm                                Bonnie H. Howell, Alternate

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by KPMG for the audit of the Company's annual financial statements for the years ended December 31, 2002 and 2001, and fees billed for other services rendered by KPMG during 2002 and 2001.

                                                                              2002          2001
                                                                              ----          ----
         Audit Fees:                                                        $185,400      $190,300
         Audit-related Fees:
            FHLB collateral maintenance audit at The Bank of Castile           4,500             0

         Tax Fees:
            Tax return preparation and quarterly estimates                    64,260        55,350
            Other tax services (1)                                            25,570        49,195

         All Other Fees:
            Assistance in strategic planning                                       0        63,575

            (1) Includes tax planning assistance and tax related research

All non-audit services were reviewed with the Audit/Examining Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm's independence and the conduct of its auditing functions.

INDEPENDENT AUDITORS

     On recommendation of its Audit/Examining Committee, the Board of Directors has retained KPMG to continue as independent auditors and to audit the consolidated financial statements of the Company for the year ending December 31, 2003. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make statements and respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

     If any stockholder desires to have a proposal formally considered at the next annual meeting of stockholders and included in the proxy statement and proxy for that meeting, the Corporate Secretary must receive the proposal in writing no later than December 12, 2003.

     The persons named in the proxies distributed by the Company may use their discretion in voting proxies with respect to stockholder proposals not included in the proxy statement for the 2004 Annual Meeting unless the Company receives notice of such proposals prior to February 23, 2004.



FORM 10-K

     A copy of the Company's Annual Report on Form 10-K filed with the SEC is available without charge at our website www.tompkinstrustco.com or by writing to: Tompkins Trustco, Inc., ATTN: Francis M. Fetsko, Senior Vice President & Chief Financial Officer, P.O. Box 460, Ithaca, New York 14851. In addition, the Annual Report (with exhibits) is available at the SEC's Internet site (http://www.sec.gov).



OTHER MATTERS

     The management knows of no business to be presented for consideration at the Meeting other than that stated in the Notice of Annual Meeting. If any additional matters should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons acting under the proxy.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to vote your proxy promptly. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed proxy card without delay in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing with the Corporate Secretary of Tompkins Trustco, Inc. prior to the Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting, filing a written notice of revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.





Dated: April 11, 2003                By Order of the Board of Directors



                                     /s/ JOSEPH H. PERRY
                                     -------------------------------------------
                                     Joseph H. Perry
                                     Senior Vice President & Corporate Secretary

                                    EXHIBIT A

                  TOMPKINS TRUSTCO, INC. 2001 STOCK OPTION PLAN

         1. Purpose. THE TOMPKINS TRUSTCO, INC. 2001 STOCK OPTION PLAN (hereinafter referred to as the "Plan") is designed to attract the best available personnel for positions of substantial responsibility and to furnish additional incentive to officers and key employees of TOMPKINS TRUSTCO, INC. (hereinafter referred to as the "Company"), or any of the Company's wholly-owned or substantially owned subsidiaries, upon whose efforts the successful conduct of the business of the Company largely depends, by encouraging such officers and key employees to acquire a proprietary interest in the Company or to increase the same. This purpose will be effected through the granting of options to purchase the Common Stock of the Company which will be either "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended to date (hereinafter referred to as the "Code") or Non-Statutory Stock Options (which shall not qualify under Section 422 of the Code) on the terms provided herein. Hereinafter the term "option" shall be deemed to refer to either Incentive Stock Options or Non-Statutory Stock Options as the context requires, unless specific reference is made to Incentive Stock Options.

         2. Eligibility. The persons eligible to receive options under this Plan shall be such officers and key employees and "Consultants" of the Company and its subsidiaries as the Board of Directors of the Company shall select from time to time; provided, however, that all options must be approved by the Executive, Compensation/Personnel Committee designated by the Board of Directors (the "Compensation Committee"). The Compensation Committee shall be composed solely of two (2) or more "Non-Employee Directors," as that term is defined in Rule 16b-3(b)(3)(i) promulgated under Section 16 of the Securities Exchange Act of 1934, as amended. All references in this Plan to employees of the Company shall include the officers and key employees of any parent or subsidiary of the Company, as those terms are defined in Section 424 of the Internal Revenue Code. For the purposes of this Plan, "Consultant" shall mean any person or entity, including an officer or director of the Company or a subsidiary of the Company who provides services (other than as an employee) to the Company or a subsidiary of the Company, and shall include a member of the Board of Directors of the Company who is not an employee of the Company or a subsidiary of the Company at the time the option is granted. Key employees shall be entitled to receive Incentive Stock Options and/or Non-Statutory Stock Options hereunder. Consultants shall be entitled to receive Non-Statutory Stock Options hereunder.

         3. Stock Subject to Options. Subject to the provisions of Section 11 hereof, options may be granted under this Plan for up to 350,000 shares of Common Stock, par value $.10 per share, of the Company (hereinafter referred to as "Shares"), which Shares may, in the discretion of the Board of Directors of the Company, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Any Shares subject to an option that expires or terminates unexercised as to such Shares for any reason whatsoever, shall continue to be available for options under this Plan.

         4. Effective Date. The effective date of this Plan shall be January 23, 2001, the date that the Plan was adopted by the Board of Directors of the Company; provided, however, that the effectiveness of the Plan shall be subject to and contingent upon the approval by the stockholders of the Company within twelve (12) months of the date that this Plan is so adopted by the Board of Directors.

         5. Terms and Conditions of Options. Each option granted by the Compensation Committee on behalf of the Board of Directors pursuant to this Plan shall be evidenced by a certain stock option agreement (the "Agreement") containing provisions consistent with this Plan. The Agreement shall specify whether the options granted are Incentive Stock Options, designed to qualify under the provisions of Section 422 of the Code, or Non-Statutory Stock Options, which are not designed to qualify under Section 422 of the Code. The Agreement, whether for Incentive Stock Options, Non-Statutory Stock Options, or both, shall incorporate in substance the following terms and conditions:

                  (a) Price. Each option shall state the number of Shares subject to the option as well as the option price of each such Share, which shall be an amount not less than the "Fair Market Value" of a share of Common Stock of the Company as of the date the option is granted. For the purposes of the Plan, the "Fair Market Value" of each share of Common Stock of the Company shall be, if shares of Common Stock of the Company are listed or admitted to trading on any stock exchange, an amount equal to the closing price of the Common Stock of the Company on such exchange, on the date immediately preceding the date of such grant. If the Common Stock of the Company is not, at the time an option is granted, listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the average between the lowest reported "bid" price and the highest reported "ask" price of shares of Common Stock of the Company on the date immediately preceding the date of such grant in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Compensation Committee. If for any reason the Common Stock of the Company is no longer being traded at the time of the grant of the option, the "Fair Market Value" of each share of Common Stock of the Company shall be determined by the Compensation Committee; provided, however, that the "Fair Market Value" shall in no event be less than the book value of the Common Stock of the Company as of the date said option is granted, excluding goodwill. In the event an option, which is designed to qualify as an Incentive Stock Option, is granted to any person who would after the grant of such option be deemed to beneficially own stock possessing more than ten percent (10 percent) of the total combined voting power of all classes of capital stock of the Company within the meaning of Section 422(b)(6) of the Code (hereinafter referred to as a "Ten Percent Shareholder"), the option price per share shall be an amount equal to not less than one hundred ten percent (110 percent) of the "Fair Market Value" of a share of Common Stock of the Company as of the date the option is granted.

                  (b) Term. The term of each option shall be determined by the Compensation Committee, but in no event shall an option be exercisable either in whole or in part after the expiration of ten (10) years from the date on which it is granted, or in the case of a Ten Percent Shareholder where the option is designed to qualify as an Incentive Stock Option, in no event shall such an option be exercisable either in whole or in part after the expiration of five (5) years from the date on which it is granted. The Board of Directors and an optionee may at any time by mutual agreement terminate any option granted to such optionee under this Plan.

                  (c) Vesting Schedule. Each Agreement may include, in the discretion of the Compensation Committee, a vesting period following the grant of any option during which all or any part of such option remains forfeitable and cannot be exercised. All Agreements shall provide for full and immediate vesting in the event that (i) the Company shall dispose of all or substantially all of its assets as an entity and thereafter dissolve, or (ii) consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it and pursuant to any such merger or consolidation
         (1) the Company shall not be the resulting or surviving corporation and
         (2) neither the Company nor the shareholders of the Company entitled to vote for the election of directors as of the date immediately preceding the effective date of said consolidation or merger, shall receive more than fifty percent (50 percent) of the resulting entity's voting capital stock. In the event of any merger or consolidation involving the Company and pursuant to which (1) the Company shall be the resulting or surviving corporation, or (2) either Company shall not be the resulting or surviving corporation and (2) neither the Company nor the shareholders of the Company entitled to vote for the election of directors as of the date immediately preceding the effective date of said consolidation or merger, shall receive more than fifty percent of the resulting entity's voting capital stock, then any options granted under this Plan shall remain subject to the vesting schedule set forth in the Agreement regarding such grant and shall not be subject to full and immediate vesting. Additional specific provisions regarding vesting in the event of an optionee's death or disability are set forth at Sections 9 and 10 of this Plan, respectively.

                  (d) Exercise. Notwithstanding any provision to the contrary set forth herein, any option exercised subsequent to the date in which optionee's relationship with the Company or any of its subsidiaries is terminated (whether such relationship is as an employee or Consultant), shall only be exercisable to the extent that said option vested as of said termination date. Each option, or any installment thereof, shall be exercised whether in whole or in part, by giving written notice to the Company at its principal office, specifying the number of Shares to be purchased and the purchase price to be paid, and accompanied by the payment of the purchase price. Any optionee may pay for the Shares subject to the option with cash, a certified check or a bank check payable to the order of the Company. Alternatively, the optionee may pay for the Shares, in whole or in part, by the delivery of shares of Common Stock of the Company already owned by him or her for a period in excess of six (6) months, which shares will be accepted in exchange for the Shares at their value on the date of exercise. Certificates representing the shares purchased by the optionee shall be issued as soon as practicable after the optionee has complied with the provisions hereof.

         6. Annual Limitation for Incentive Stock Options. The aggregate Fair Market Value of the Shares (determined under Section 5 as of the time the option is granted) with respect to which Incentive Stock Options are first exercisable by an optionee during any calendar year (under all stock option plans of the Company or any of its subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).

         7. Non-Assignment. During the lifetime of the optionee, options issued hereunder shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee, whether voluntarily or by operation of law or otherwise, and no other person shall acquire any rights therein.

         8.  Termination of Employment.

                  (a) Optionees shall have the right to exercise the vested portion of any options granted under this Plan only while the optionee maintains a relationship as an employee or Consultant, as the case may be, of the Company or any of its subsidiaries and has been an employee or Consultant of one or more such corporations continuously since the grant of the option, except as otherwise expressly provided herein. For purposes of this Section, a relationship qualifying an optionee to participate under this Plan will be treated as continuing during the period when the optionee is on military duty, sick leave or other bona fide leave of absence if the period of such leave does not exceed ninety (90) days, or, if longer, so long as a statute or contract guarantees the optionee's right to re-employment with the Company or the applicable subsidiary. When the period of leave exceeds ninety (90) days and the optionee's right to re-employment is not guaranteed either by statute or by contract, the relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.

                  (b) In the event of an optionee's termination of employment without "cause," other than by reason of death or permanent and total disability, or the retirement by optionee as a result of "Normal Retirement" (as defined for purposes of the Company's retirement plan as in effect as of the date that this Plan was adopted by the Board of Directors of the Company), the optionee shall have the right to exercise the vested portion of his or her unexercised options as of said termination date, or any portion thereof, at any time within thirty (30) days of said termination date; provided, however, that in any event, the option cannot be exercised after the expiration of the term of the option. In the event of an optionee's termination of employment for "cause", any option or options held by him or her under this Plan, to the extent not exercised before the effective date of such termination, shall forthwith terminate. For purposes of this Plan, the term "cause" shall mean the optionee's dishonesty, malfeasance, misfeasance or the commission of a criminal offense. The conclusion of the Compensation Committee in determining whether "cause" for termination exists shall be final and conclusive. In the event that the optionee retires from the Company or any of its subsidiaries as a result of a Normal Retirement, the optionee shall have the right to exercise the vested portion of his or her unexercised options as of said retirement date, or any portion thereof, at any time within ninety
         (90) days of said Normal Retirement Date (as defined for purposes of the Company's retirement plan as in effect as of the date that the Plan was adopted by the Board of Directors of the Company); provided, however, that in any event, the option cannot be exercised after the expiration of the term of the option. Options not exercised within the applicable period specified above shall terminate.

         9. Death of Optionee. In the event that an optionee's employment (in the case of an employee), or provision of services as a consultant (in the case of a Consultant), terminates by reason of said optionee's death prior to the complete exercise of the vested portion of the options granted to the optionee under this Plan, any such unexercised option or portion thereof may be exercised in whole or in part within one (1) year after the date of the optionee's death and then only: (i) by the optionee's estate or by or on behalf of such person or persons to whom the optionee's rights pass under the optionee's Will or the laws of descent and distribution; and (ii) prior to the expiration of the term of the option.

         10. Disability. In the event that an optionee's employment (in the case of an employee) or provision of services as a consultant (in the case of a Consultant) with the Company or any of its subsidiaries terminates by reason of said optionee's permanent and total disability (within the meaning of Section 22(e)(3) of the Code) prior to the complete exercise of the vested portion of the options granted to the optionee under this Plan, the optionee shall have the right to exercise the vested portion of his or her unexercised options as of the termination date, or any portion thereof, within one (1) year after the date that optionee's employment or consulting relationship with the Company terminates as a result of said permanent and total disability; provided, however, that in no event shall any such options be exercisable after the expiration of the term of the option.

         11. Adjustments to Number of Shares. The aggregate number and kind of Shares available for options under this Plan, the number and kind of Shares subject to any outstanding option and the option price of each outstanding option, shall be proportionately adjusted by the Board of Directors for any increase, decrease or change in the total outstanding common shares of the Company resulting from a stock dividend, recapitalization or similar transaction (but not by reason of the issuance or purchase of common voting stock by the Company in consideration for money, services or property).

         12. Rights as a Shareholder. The optionee shall have no rights as a stockholder of the Company with respect to the Shares purchased by him or her pursuant to the exercise of an option until the date of the issuance to him or her of a certificate of stock representing such Shares. No adjustment shall be made for dividends or for distributions of any other kind with respect to Shares for which the record date is prior to the date of the issuance to the optionee of a certificate for the Shares.

         13. Investment Purpose. Each written notice by which an optionee exercises an option shall contain representations on behalf of the optionee that he or she acknowledges that the Company is selling or distributing Shares to him or her under a claim of exemption from registration under the Securities Act of 1933, as amended (hereinafter referred to as the "Act"), as a transaction not involving any public offering; that he or she represents and warrants that he or she is acquiring such Shares with a view to investment and not with a view to distribution or resale; and that he or she agrees not to make any sale or other distribution or disposition of such Shares unless (i) a registration statement with respect to such Shares shall be effective under the Act, together with proof satisfactory to the Company that there has been compliance with applicable state law, or (ii) the Company shall have received an opinion of counsel satisfactory to it that no violation of the Act or applicable state law will be involved in such transfer. The Company shall include on any certificate for Shares issued under this Plan such legend restricting the transfer thereof as it may deem appropriate to comply with any requirement established by law or by the rules of any stock exchange.

         14. Term of Plan. This Plan originally was adopted by the Board of Directors on January 23, 2001, and approved by the stockholders of the Company at the Annual Meeting of Stockholders on May 15, 2001, and shall remain in effect until all Shares subject to issuance hereunder have been purchased pursuant to the exercise of the options granted under this Plan or until all such options have lapsed or terminated unexercised; provided, however, that all options and rights under this Plan must be granted on or before January 22, 2011, which date is ten (10) years from the date that this Plan was adopted by the Board of Directors of the Company.

         15. Amendment and Termination of Plan. The Board of Directors of the Company, without further approval of the stockholders of the Company, may at any time suspend or terminate this Plan or may amend it from time to time in any manner; provided, however, that no amendment shall be effective without prior approval of the stockholders of the Company which would (i) except as provided in Section 11 hereof, increase the maximum number of Shares which may be issued under this Plan, (ii) change the eligibility requirements for individuals entitled to receive options under this Plan, (iii) extend the period for granting options, (iv) change the manner of determining the option price, or (v) materially increase the benefits accruing to employees under this Plan. No amendment, modification or termination of this Plan shall in any manner adversely affect any outstanding option under this Plan without the consent of the optionee holding such affected options.

         16. Termination of Prior Stock Option Plans. Upon adoption of this Plan by the stockholders of the Company, all other stock option plans in effect on behalf of the Company or any of its subsidiaries shall terminate; provided, however, such plans shall remain in effect to the extent there remain unexercised options issued in accordance with the terms and conditions of such plan or plans.

         17. Administration. This Plan shall be administered by the Compensation Committee of the Board of Directors and decisions of the Compensation Committee concerning the interpretation and construction of any provisions hereof or any option granted pursuant hereto shall be final. The Company shall effect the grant of options under this Plan in accordance with the decisions of the Compensation Committee, which may, from time to time, adopt rules and regulations for carrying out this Plan. For purposes of this Plan, an option shall be deemed to be granted when the written Agreement for the same is signed on behalf of the Company by its duly authorized officer or representative. Subject to the express provisions of this Plan, the Compensation Committee shall have the authority, in its discretion and without limitation, to determine: the Optionees to receive options, the times when such individuals shall receive such options, the number of Shares to be subject to each option, the term of each option, the date when each option or portion thereof shall become exercisable, the term of each installment, the option price of each Share subject to option, and such other terms or conditions of any option that are not inconsistent with the terms and conditions of this Plan or, in the case of an Incentive Stock

Option, not inconsistent with the qualification of such option under Section 422 of the Code; to accelerate the date of exercise of any option or installment thereof; and to make all other recommendations advisable for administering this Plan.

         18. Reservation of Shares. The Company shall be under no obligation to reserve Shares to fill options. The grant of options to employees hereunder shall not be construed to constitute the establishment of a trust of such Shares and no particular Shares shall be identified as optioned and reserved for employees hereunder. The Company shall be deemed to have complied with the terms of this Plan if, at the time of issuance and delivery pursuant to the exercise of an option, it has a sufficient number of Shares authorized and unissued or in its treasury which may then be appropriated and issued for the purposes contemplated herein, irrespective of the date when such Shares were authorized.

         19. Application of Proceeds. The proceeds of a sale of Shares by the Company under this Plan will constitute general funds of the Company and may be used by the Company for any purpose.

         20. No Rights Conferred. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company or any of its subsidiaries and any officer or employee or to be a consideration for, or an inducement to or condition of, the employment of any person. Nothing herein contained shall be deemed to: (i) give to any officer or employee the right to be retained in the employ of the Company or any of its subsidiaries, (ii) interfere with the right of the Company or any of its subsidiaries to discharge any officer or employee at any time, (iii) give to the Company or any of its subsidiaries the right to require any officer or employee to remain in its employ, or (iv) interfere with any officer's or employee's right to terminate his or her employment with the Company or any of its subsidiaries at any time.

         21. Tax Withholding. The Company, which employs an officer or employee granted an option under this Plan, shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant, exercise, or surrender of any option, or the sale of Shares acquired upon the exercise of an option, in order for the Company (or one of its subsidiaries, as the case may be) to obtain a tax deduction otherwise available as a consequence of such grant, exercise, surrender or sale, as the case may be. Under appropriate circumstances, such right shall include the right to receive payment from the optionee of the required withholding amount. In addition, if, following the exercise of an option granted hereunder, an optionee sells Shares purchased on exercise of an Incentive Stock Option within two (2) years from the date of the granting of such Incentive Stock Option or within one (1) year after the transfer of such Shares to the optionee, the optionee shall notify the Company at the time of such sale.

         22. Indemnification. To the extent permitted by law, each person who is or shall have been a member of the Board of Directors of the Company or the Compensation Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company or any subsidiary thereof may have to indemnify them or hold them harmless.

         23. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York.

                      [This Page Intentionally Left Blank]

                             [COMPANY LOGO OMITTED]
                      P.O. Box 460, Ithaca, New York 14851
                                 (607) 273-3210
                             www.tompkinstrustco.com

                                                  ANNUAL MEETING OF SHAREHOLDERS OF

                                                       TOMPKINS TRUSTCO, INC.

                                                            May 12, 2003


                                                      PROXY VOTING INSTRUCTIONS


Dear Tompkins Trustco Stockholder:

For our Annual Meeting, we offer you the convenience of telephone or Internet voting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                                                        -------------------------------------
MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.                    COMPANY NUMBER

                     - OR -                             -------------------------------------

TELEPHONE  - Call toll-free 1-800-PROXIES                 ACCOUNT NUMBER
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your control          -------------------------------------
number and proxy card available when you call.
                                                          CONTROL NUMBER
                     - OR -
                                                        -------------------------------------
INTERNET - Access "www.voteproxy.com" and
follow the on-screen instructions. Have your control
number available when you access the web page.




                Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.




------------------------------------------------------------------------------------------------------------------------------------

    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             FOR    AGAINST  ABSTAIN
1.  Election of four (4) Directors for a term of three years    2. To approve the proposal to amend the      [ ]      [ ]      [ ]
    expiring in the year 2006.                                     Tompkins Trustco, Inc. Stock Option
                             NOMINEES:                             Plan of 2001 to increase the number of shares of common stock
[ ] FOR ALL NOMINEES         [ ] James W. Fulmer     (3 yrs.)      reserved for issuance thereunder from 350,000 shares of Common
                             [ ] William W. Griswold (3 yrs.)      Stock, having a $0.10 par value per share, to 850,000 shares of
[ ] WITHHOLD AUTHORITY       [ ] James R. Hardie     (3 yrs.)      Common Stock, having a $0.10 par value per share.
    FOR ALL NOMINEES         [ ] Thomas R. Salm      (3 yrs.)
                                                                3. In their discretion, the proxies are authorized to vote upon such
[ ] FOR ALL EXCEPT                                                 other business as may properly come before the meeting or any
    (See instructions below)                                       adjournment thereof. [Management at present knows of no other business to be presented at the meeting.]

                                                                TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE
                                                                HEREOF.

INSTRUCTION: To withhold authority to vote for any individual
-----------  nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold,
             as shown here: [ ]
---------------------------------------------------------------


                      JOHN SMITH
                      1234 MAIN STREET
                      APT. 203
                      NEW YORK, NY 10038


---------------------------------------------------------------
To change the address on your account, please check the     [ ]
box at right and indicate your new address in the address
space above. Please note that changes to the registered
name(s) on the account may not be submitted via this method.
---------------------------------------------------------------

Signature of Shareholder ____________________   Date: __________   Signature of Shareholder ____________________   Date: __________

     Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
           When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                             TOMPKINS TRUSTCO, INC.
                         Annual Meeting of Stockholders
                              Tuesday, May 12, 2003

                       YOUR VOTING CARD IS ATTACHED BELOW.

      You may vote by telephone, via the Internet or by conventional mail.

       Please read the other side of this card carefully for instructions.

             However you decide to vote, your representation at the

      Annual Meeting of Stockholders is important to Tompkins Trustco, Inc.











                          PROXY/VOTING INSTRUCTION CARD
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             TOMPKINS TRUSTCO, INC.
                 FOR THE ANNUAL MEETING ON MONDAY, MAY 12, 2003

     The undersigned stockholder of TOMPKINS TRUSTCO, INC. (the "Company") hereby constitutes and appoints Joseph H. Perry and Linda M. Carlton, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held at 5:30 p.m. at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, NY, on May 12, 2003, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

     The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side, but if no instruction is given on the reverse side, to vote "FOR" the approval of Proposals 1 and 2, and
(ii) to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting), as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated April 11, 2003, relating to the Annual Meeting of Stockholders to be held May 12, 2003. (Signature on the reverse side is required.)

                (Continued and to be signed on the reverse side)


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 COMMENTS:



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